Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2015 Results; Announces Improved Guidance for 2015 Capital Expenditures and Operating Costs; On Track to Meet Production Targets

HOUSTON--(BUSINESS WIRE)--July 30, 2015--ConocoPhillips (NYSE:COP) today reported a second-quarter 2015 net loss of $179 million, or ($0.15) per share, compared with second-quarter 2014 earnings of $2.1 billion, or $1.67 per share. Excluding special items, second-quarter 2015 adjusted earnings were $81 million, or $0.07 per share, compared with second-quarter 2014 adjusted earnings of $2.0 billion, or $1.61 per share. Special items for the current quarter primarily related to a deferred tax charge from a change in Canada’s tax law and non-cash impairments.

Highlights

  Increased quarterly dividend to $0.74 per share in July.
  Achieved second-quarter production of 1,595 MBOED; on track to achieve higher end of 2015 growth target.
  Four percent year-over-year production growth from continuing operations, adjusted for Libya, downtime and dispositions.
  Eleven percent year-over-year reduction in operating costs; 14 percent reduction when adjusted for pension settlement and restructuring charges of $69 million pre-tax.
  Achieved major project startup at Enochdhu in Europe and first steam at Surmont 2 in Canada; on track for first production at Surmont 2, APLNG, CD5 and Drill Site 2S by year end.
  Announced reductions in future deepwater exploration spending.
  Lowering 2015 capital expenditures guidance from $11.5 billion to $11.0 billion and operating cost guidance from $9.2 billion to $8.9 billion.

“We continue to deliver on our operational milestones while positioning the company for a period of lower, more volatile prices,” said Ryan Lance, chairman and chief executive officer. “We exceeded our production target, made progress on our major project startups and safely executed our planned turnarounds in the quarter. We are lowering our operating cost and capital expenditures guidance, while maintaining our operational targets. To further increase our capital flexibility, we are continuing to shift the portfolio to investments with shorter cycle times, including reductions to deepwater spending. In July, we announced an increase to our quarterly dividend as part of our ongoing commitment to return value to shareholders. This increase was more modest than in prior years, but we believe that is prudent given the current environment.”

Operations Update

Lower 48 – Quarterly production increased by 16 thousand barrels of oil equivalent per day (MBOED) over the same period in 2014, to 556 MBOED. The increase was primarily from growth in liquids-rich unconventional plays, partially offset by normal field decline. The Eagle Ford and Bakken collectively delivered 242 MBOED for the quarter, a 16 percent increase compared with the second quarter of 2014. Lower 48 crude production grew 9 percent year over year. In the Gulf of Mexico, appraisal activity is ongoing at Gila, Shenandoah and Tiber.

Canada – Second-quarter production was 306 MBOED, an increase of 22 MBOED compared with the second quarter of 2014. The increase was primarily driven by strong well performance in western Canada and the oil sands, as well as ramp up at Foster Creek Phase F, partially offset by impacts from forest fires near Foster Creek. Bitumen production increased 8 percent compared with the second quarter of 2014. Surmont 2 achieved first steam and is on track for first production in the third quarter.

Alaska – Production for the quarter was 174 MBOED, a decrease of 19 MBOED compared with the same period in 2014. This decrease was due to normal field decline and downtime, partially offset by improved well performance. The first wells were spud at CD5 and Drill Site 2S, with startup expected at both projects in the fourth quarter. The Kenai liquefied natural gas (LNG) facility resumed exports and delivered two cargos. Turnaround activities commenced at Kuparuk and Prudhoe and will continue into the third quarter.

Europe – Quarterly production was 206 MBOED, a decrease of 7 MBOED compared with the same period in 2014. The decrease was primarily the result of normal field decline, partially offset by new production from major projects and lower downtime. First production was achieved at Enochdhu and the Alder topsides module was installed. Turnaround activities at J-Area and Greater Ekofisk Area were completed ahead of schedule, with ongoing turnaround activity in the U.K. during the third quarter.

Asia Pacific and Middle East – Second-quarter production was 349 MBOED, an increase of 27 MBOED compared with the second quarter of 2014. The increase was primarily the result of growth from major projects, partially offset by normal field decline. In Malaysia, Gumusut began its planned turnaround, which will continue into the third quarter. In July, APLNG achieved a key milestone as it commenced loading refrigerants to the Curtis Island LNG facility. The project’s first cargo is expected in the fourth quarter.

Other International – Production was 4 MBOED in the second quarter, flat compared with the same period in 2014 when excluding Libya. The Es Sider Terminal in Libya remains shut-in as a result of ongoing unrest. In Angola, the Vali-1 exploration well was plugged and abandoned as a dry hole. During the quarter, the company announced its exit from Poland.

Second-Quarter Review

Production from continuing operations, excluding Libya, for the second quarter of 2015 was 1,595 MBOED, an increase of 39 MBOED compared with the same period a year ago. The net increase reflects 69 MBOED, or 4 percent growth, after adjusting for 30 MBOED from dispositions and downtime. Growth was primarily due to new production from major projects and development programs, partially offset by normal field decline and downtime.

Adjusted earnings were lower compared with second-quarter 2014 primarily due to lower realized prices, partially offset by higher licensing revenues. The company’s total realized price was $39.09 per barrel of oil equivalent (BOE), compared with $70.17 per BOE in the second quarter of 2014, reflecting lower average realized prices across all commodities.

Operating costs for the quarter were $2.16 billion compared with $2.43 billion in the second quarter of 2014. Adjusted for pension settlement and restructuring costs of $69 million pre-tax, operating costs were improved 14 percent year over year.

For the quarter, cash provided by continuing operating activities was $2.0 billion. Excluding a $0.3 billion change in operating working capital, ConocoPhillips generated $2.3 billion in cash from operations. In addition, the company funded $2.4 billion in capital expenditures and investments, paid dividends of $0.9 billion, and increased debt by $2.5 billion.

Six-Month Review

ConocoPhillips’ six-month 2015 earnings were $93 million, or $0.07 per share, compared with six-month 2014 earnings of $4.2 billion, or $3.38 per share. Six-month 2015 adjusted earnings were a net loss of $141 million, or ($0.11) per share, compared with six-month 2014 adjusted earnings of $4.3 billion, or $3.42 per share.

Production from continuing operations, excluding Libya, for the first six months of 2015 was 1,603 MBOED, compared with 1,543 MBOED for the same period in 2014. Production increased due to new production from development programs and major projects, partially offset by normal field decline.

The company’s total realized price during this period was $38.03 per BOE, compared with $70.68 per BOE in the first six months of 2014. This reflected lower average realized prices across all commodities.

Operating costs for the first half of 2015 were $4.30 billion compared with $4.74 billion in 2014. Adjusted for restructuring and pension settlement costs of $173 million pre-tax, operating costs were improved 13 percent year over year.

In the first half of 2015, cash provided by continuing operating activities was $4.0 billion. Excluding a $0.4 billion change in operating working capital, ConocoPhillips generated $4.4 billion in cash from operations. Additionally, the company funded $5.7 billion in capital expenditures and investments, paid dividends of $1.8 billion, and increased debt by $2.4 billion.

As of June 30, 2015, ConocoPhillips had $3.8 billion of cash and cash equivalents. The company ended the second quarter with debt of $24.9 billion and a debt-to-capital ratio of 34 percent.

Outlook

The company is on track to achieve the higher end of its 2015 production target of 2 to 3 percent growth compared with 2014 production from continuing operations, excluding Libya. Third-quarter 2015 production, excluding Libya, is expected to be 1,510 to 1,550 MBOED, which reflects planned turnaround activity during the quarter.

The company has reduced its 2015 capital expenditures guidance from $11.5 billion to $11.0 billion. Guidance for operating costs has been reduced from $9.2 billion to $8.9 billion and the corporate segment net expense has been reduced from $1.0 billion to $0.9 billion. The aggregate impact of these reductions is approximately a $0.9 billion benefit to net cash flow.

Guidance for depreciation, depletion and amortization of $9.0 billion, and exploration dry hole and leasehold impairment expense of $0.8 billion are unchanged. Guidance excludes any special items.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss its second-quarter results and provide an operational update. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

--- # # # ---

About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 25 countries, $32 billion in annualized revenue, $112 billion of total assets, and approximately 18,100 employees as of June 30, 2015. Production, excluding Libya, averaged 1,603 MBOED for the six months ended June 30, 2015, and proved reserves were 8.9 billion BOE as of Dec. 31, 2014. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings, adjusted earnings per share and operating costs. These are non-GAAP financial measures. These terms are included to help facilitate comparisons of company operating performance across periods and with peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	2Q		YTD
	2015	2014	2015	2014
Earnings	$(179)	2,081	93	4,204
Adjustments:
Net gain on asset sales	(29)	-	(29)	-
Impairments	140	109	140	109
Loss on capacity agreements	-	-	-	83
Qatar depreciation adjustment	-	-	-	28
International tax law changes	129	-	(426)	-
Restructuring	10	-	71	-
Pending claims and settlements	-	(154)	-	(115)
Tax impact from country exit	(28)	-	(28)	-
Pension settlement expense	38	-	38	-
Discontinued operations - other ¹	-	(33)	-	(53)
Adjusted earnings	$81	2,003	(141)	4,256
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$(0.15)	1.67	0.07	3.38

Adjusted earnings per share of common stock (dollars)	$0.07	1.61	(0.11)	3.42

CONTACT:
ConocoPhillips
Daren Beaudo (media), 281-293-2073
daren.beaudo@conocophillips.com
Sidney J. Bassett (investors), 281-293-5000
sid.bassett@conocophillips.com
Vladimir R. dela Cruz (investors), 281-293-5000
v.r.delacruz@conocophillips.com